CARVEOUT GUARANTY

Project Commonly Known as

“International Plaza”

THIS CARVEOUT GUARANTY (“Guaranty”) is made as of January 8, 2008, by THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP, a Delaware limited partnership (“Guarantor”), to and for the benefit of EUROHYPO AG, NEW YORK BRANCH, as Agent for the lenders under the Loan Agreement described below (referred to individually or collectively, as the context shall infer, as “Lender”).

R E C I T A L S

A.  Simultaneously herewith, TAMPA WESTSHORE ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership (“Borrower”), entered into that certain Loan Agreement (“Loan Agreement”), whereby the lending institution signatories thereto, as Lender, agreed to make a secured loan (the “Loan”) available to Borrower, in the maximum aggregate principal amount at any time outstanding not to exceed the sum of Three Hundred Twenty-Five Million Dollars ($325,000,000) to refinance the existing indebtedness encumbering the shopping center known as International Plaza, in Hillsborough County, Florida (the “Project”).  Capitalized terms used and not otherwise defined in this Guaranty shall have the meanings given to them in the Loan Agreement.

B.  In connection with the Loan, Borrower has executed and delivered to Lender the Notes in favor of each Bank of even date herewith aggregating the principal amount of the Loan, payment of which is secured by (i) an Amended and Restated Leasehold Mortgage, Security Agreement, and Fixture Filing made by Borrower in favor of Agent for the benefit of Lender and creating a valid first lien on Borrower’s interest in the Project, and (ii) the other Loan Documents.

C.  Guarantor will derive material financial benefit from the Loan.

D.  Lender has relied on the statements and agreements contained herein in agreeing to make the Loan.  The execution and delivery of this Guaranty by Guarantor is a condition precedent to the making of the Loan by Lender.

AGREEMENTS

NOW, THEREFORE, intending to be legally bound, Guarantor, in consideration of the matters described in the foregoing Recitals, which Recitals are incorporated herein and made a part hereof, and for other good and valuable consideration the receipt and sufficiency of which are acknowledged, hereby covenants and agrees for the benefit of Agent and Lender and their respective successors, indorsees, transferees, and assigns as follows:

1.  Guarantor absolutely, unconditionally, and irrevocably agrees to indemnify, defend and hold Lender harmless from and against, any and all actual losses, damages, costs, expenses (including reasonable attorneys’ fees and expenses), claims or other obligations incurred or suffered by Lender to the extent the same are due to any of the following:

(i)  the breach of the obligations set forth in the Indemnity from Borrower and Guarantor to Agent of even date herewith;

(ii)  fraud or intentional misrepresentation by Borrower or Guarantor in connection with the Loan;

(iii)  (A) the misapplication or misappropriation by Borrower of any security deposits; (B) any insurance proceeds paid by reason of any loss, damage or destruction to the Project and not used by Borrower for restoration or repair of the Project when and as permitted by the Loan Documents; and/or (C) any awards or amounts received in connection with the condemnation of all or any portion of the Project and not used by Borrower for restoration or repair of the Project when and as permitted by the Loan Documents;

(iv)  any intentional physical waste of the Project (excluding alterations to the Project made in good faith) caused by act(s) or omission(s) of Borrower, its agents, Affiliates, officers and employees; or the removal or disposal of any portion of the Property after an Event of Default under the Loan Documents to the extent such Property is not replaced by Borrower with like property of equivalent value, function and design;

(v)  Borrower’s failure to maintain insurance on the Project in accordance with the Loan Agreement, unless (x) revenues from the Project are insufficient for such purpose and (y) Borrower or Guarantor has notified Agent of such insufficiency at least ten (10) days prior to the date such insurance premium is due;

(vi)  Borrower’s failure to pay (x) real estate taxes on the Project or (y) a charge for labor or materials contracted for by Borrower that results in a lien against the Project, except to the extent  revenues generated by the Project are insufficient to pay such taxes or charges;

(vii)  Borrower committing any criminal act; or

(viii)  failure of Borrower to apply rents and other revenue during an Event of Default Period to amounts payable to Agent (on behalf of Lender) under the Loan Documents, operating expenses, and other costs of the Project in accordance with the terms of the Loan Documents.

An “Event of Default Period” shall mean any period during which an Event of Default has occurred and is continuing, provided that if such Event of Default was of a type that occurs without Agent being required to issue notice to Borrower of the Default giving rise thereto, then (unless such Event of Default is (i) non-payment of the principal of the Loan at maturity, (ii) non-payment of interest on the Loan when due, (iii) non-payment of real estate taxes beyond the time they can be paid without penalty, (iv) an Event of Default of which Borrower has actual knowledge and which is likely to cause a material adverse change to the value or use of the Collateral or the business or financial condition of Borrower or Guarantor, or (v) an Event of Default Period then exists by reason of another Event of Default having occurred and continuing) such  Event of Default Period shall not commence until five (5) days after Agent has given written notice to Borrower of such Event of Default.

2.  Guarantor absolutely, unconditionally and irrevocably agrees to pay all of Borrower’s indebtedness under the Loan Documents in the event:

(i)  any of the following Transfers occurs in violation of the Loan Agreement (and without the consent of Lender):  (x) Borrower grants any mortgage or deed of trust (other than the Mortgage) with respect to the Project, (y) Borrower sells or conveys all or substantially all of the Project or (z) a Change in Control occurs.

(ii)  (w) any voluntary bankruptcy, insolvency or receivership proceedings are filed by Borrower with respect to Borrower, (x) any involuntary bankruptcy, insolvency or receivership proceedings are filed against Borrower by Guarantor or any Affiliate of Borrower or Guarantor, or (y) Borrower, Guarantor, or any Affiliate of Borrower or Guarantor colludes or knowingly or intentionally cooperates with any third party to have an involuntary bankruptcy, insolvency or receivership proceedings commenced against Borrower.

In addition to the foregoing, Guarantor agrees to fully and promptly pay any Enforcement Costs (as hereinafter defined in Section 6 hereof).

All amounts due, debts, liabilities and payment obligations described in Section 1 and Section 2 shall be hereinafter referred to together as the “Guarantor’s Liabilities”.

3.  Except as otherwise specifically set forth herein or in the other Loan Documents, Guarantor does hereby waive (a) notice of acceptance of this Guaranty by Agent or Lender and any and all notices and demands of every kind which may be required to be given by any statute, rule or law, (b) any defense, right of set-off or other claim which Guarantor may have against Borrower or which Guarantor or Borrower may have against Agent or Lender or the holder of the Notes, (c) presentment for payment, demand for payment, notice of nonpayment or dishonor, protest and notice of protest, diligence in collection and any and all formalities which otherwise might be legally required to charge Guarantor with liability, and (d) any failure by Agent or Lender to inform Guarantor of any facts Agent or Lender may now or hereafter know about Borrower, the Project, the Loan, or the transactions contemplated by the Loan Agreement, it being understood and agreed that neither Agent nor Lender has any duty so to inform and that Guarantor is fully responsible for being and remaining informed by Borrower of all circumstances bearing on the risk of nonpayment of the Guarantor’s Liabilities.  Credit may be granted or continued from time to time by Agent or Lender to Borrower without notice to or authorization from Guarantor, regardless of the financial or other condition of Borrower at the time of any such grant or continuation.  Neither Agent nor Lender shall have any obligation to disclose or discuss with Guarantor its assessment of the financial condition of Borrower.  Guarantor acknowledges that no representations of any kind whatsoever have been made to it by Agent or Lender.  No modification or waiver of any of the provisions of this Guaranty shall be binding upon Agent or Lender except as expressly set forth in a writing duly signed and delivered on behalf of Agent or Lender.

4.  Guarantor further agrees that Guarantor’s liability as guarantor shall not in any way be impaired or affected by any renewals or extensions which may be made from time to time, with or without the knowledge or consent of Guarantor of the time for payment of interest or principal under the Notes or by any forbearance or delay in collecting interest or principal under the Notes, or by any waiver by Agent or Lender under the Loan Agreement, Mortgage or any other Loan Documents, or by Agent’s or Lender’s failure or election not to pursue any other remedies it may have against Borrower or Guarantor, or by any change or modification in the Notes, Loan Agreement, Mortgage or any other Loan Document, or by the acceptance by Agent or Lender of any additional security or any increase, substitution or change therein, or by the release by Agent or  Lender of any security or any withdrawal thereof or decrease therein, or by the application of payments received from any source to the payment of any obligation other than the Guarantor’s Liabilities, even though Agent or Lender might lawfully have elected to apply such payments to any part or all of the Guarantor’s Liabilities, it being the intent hereof that Guarantor shall remain liable as principal for payment of the Guarantor’s Liabilities until the Guarantor’s Liabilities has been paid in full, notwithstanding any act or thing which might otherwise operate as a legal or equitable discharge of a surety.  Guarantor further understands and agrees that Agent or Lender may at any time enter into agreements with Borrower to amend and modify the Notes, Loan Agreement, Mortgage or other Loan Documents, and may waive or release any provision or provisions of the Notes, Loan Agreement, Mortgage and other Loan Documents or any thereof, and, with reference to such instruments, may make and enter into any such agreement or agreements as Agent or Lender and Borrower may deem proper and desirable, without in any manner impairing or affecting this Guaranty or any of Lender’s rights hereunder or Guarantor’s obligations hereunder.

5.  This is an absolute, present and continuing guaranty of payment and performance and not of collection.  Guarantor agrees that this Guaranty may be enforced by Agent or Lender without the necessity at any time of resorting to or exhausting any other security or collateral given in connection herewith or with the Notes, Loan Agreement, Mortgage or any of the other Loan Documents through foreclosure or sale proceedings, as the case may be, under the Mortgage or otherwise, or resorting to any other guaranties, and Guarantor hereby waives any right to require Agent or Lender to join Borrower in any action brought hereunder or to commence any action against or obtain any judgment against Borrower or to pursue any other remedy or enforce any other right.  Guarantor further agrees that nothing contained herein or otherwise shall prevent Agent or Lender from pursuing concurrently or successively all rights and remedies available to it at law and/or in equity or under the Notes, Loan Agreement, Mortgage or any other Loan Documents, and the exercise of any of its rights or the completion of any of its remedies shall not constitute a discharge of Guarantor’s obligations hereunder, it being the purpose and intent of Guarantor that the obligations of Guarantor hereunder shall be absolute, independent and unconditional under any and all circumstances whatsoever.  None of Guarantor’s obligations under this Guaranty or any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by any impairment, modification, change, release or limitation of the liability of Borrower under the Notes, Loan Agreement, Mortgage or other Loan Documents or by reason of the bankruptcy of Borrower or by reason of any creditor or bankruptcy proceeding instituted by or against Borrower.  This Guaranty shall continue to be effective or be reinstated (as the case may be) if at any time payment of all or any part of any sum payable pursuant to the Notes, Loan Agreement, Mortgage or any other Loan Document is rescinded or otherwise required to be returned by Agent or Lender upon the insolvency, bankruptcy, dissolution, liquidation, or reorganization of Borrower, or upon or as a result of the appointment of a receiver, intervenor, custodian or conservator of or trustee or similar officer for, Borrower or any substantial part of its property, or otherwise, all as though such payment to Agent or Lender had not been made, regardless of whether Agent or Lender contested the order requiring the return of such payment.

6.  If:  (a) this Guaranty is placed in the hands of an attorney for collection or is collected through any legal proceeding; (b) an attorney is retained to represent Agent (on behalf of itself and Lender) in any bankruptcy, reorganization, receivership, or other proceedings affecting creditors’ rights and involving a claim under this Guaranty; (c) an attorney is retained to provide advice or other representation with respect to this Guaranty; or (d) an attorney is retained to represent Agent (on behalf of itself and Lender) in any other proceedings whatsoever in connection with this Guaranty, then Guarantor shall pay to Agent upon demand all reasonable attorneys’ and paralegals’ fees, costs and expenses, including, without limitation, court costs, filing fees, and all other costs and expenses incurred in connection therewith (all of which are referred to herein as “Enforcement Costs”), in addition to all other amounts due hereunder, regardless of whether all or a portion of such Enforcement Costs are incurred in a single proceeding brought to enforce this Guaranty as well as the other Loan Documents.

7.  The parties hereto intend and believe that each provision in this Guaranty comports with all applicable local, state and federal laws and judicial decisions.  However, if any provision or provisions, or if any portion of any provision or provisions, in this Guaranty is found by a court of law to be in violation of any applicable local, state or federal ordinance, statute, law, administrative or judicial decision, or public policy, and if such court should declare such portion, provision or provisions of this Guaranty to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that such portion, provision or provisions shall be given force to the fullest possible extent that they are legal, valid and enforceable, that the remainder of this Guaranty shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were not contained therein, and that the rights, obligations and interest of Agent and Lender under the remainder of this Guaranty shall continue in full force and effect.

8.  TO THE GREATEST EXTENT PERMITTED BY LAW, GUARANTOR HEREBY WAIVES ANY AND ALL RIGHTS TO REQUIRE MARSHALLING OF ASSETS BY LENDER OR AGENT.  WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDINGS RELATING TO THIS GUARANTY (EACH, A “PROCEEDING”), GUARANTOR, AGENT AND LENDER EACH IRREVOCABLY (A) SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS HAVING JURISDICTION IN THE CITY OF NEW YORK AND STATE OF NEW YORK, AND (B) WAIVE ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDING BROUGHT IN ANY SUCH COURT, WAIVE ANY CLAIM THAT ANY PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVE THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDING, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY.  NOTHING IN THIS GUARANTY SHALL PRECLUDE LENDER FROM BRINGING A PROCEEDING IN ANY OTHER JURISDICTION NOR WILL THE BRINGING OF A PROCEEDING IN ANY ONE OR MORE JURISDICTIONS PRECLUDE THE BRINGING OF A PROCEEDING IN ANY OTHER JURISDICTION.

9.  Any indebtedness of Borrower to Guarantor now or hereafter existing is hereby subordinated to the Guarantor’s Liabilities.  Guarantor agrees that, until the entire Guarantor’s Liabilities has been indefeasibly paid in full, Guarantor will not seek, accept, or retain for its own account, any payment from Borrower on account of such subordinated debt.  Any payments to Guarantor on account of such subordinated debt shall be collected and received by Guarantor in trust for Lender and shall be paid over to Agent on account of the Guarantor’s Liabilities without impairing or releasing the obligations of Guarantor hereunder.

10.  Any amounts received by Agent or Lender from any source on account of the Loan may be applied by Agent or Lender toward payment of the indebtedness of Borrower to Lender in such order of application as Agent may from time to time elect.  All sums derived from rents, revenues and proceeds of the Project and of any other Collateral (including cash collateral and any proceeds of letters of credit), including proceeds derived from foreclosure or other realization upon the Collateral, shall for the purposes of calculating Guarantor’s liability under this Guaranty be deemed first applied upon the portion of Borrower’s indebtedness not subject to this Guaranty, with only any balance remaining thereafter being credited against Guarantor’s obligations under this Guaranty.

11.  SO LONG AS LENDER HAS NOT BEEN INDEFEASIBLY PAID IN FULL, GUARANTOR WAIVES AND RELEASES ANY CLAIM (WITHIN THE MEANING OF 11 U.S.C. § 101) WHICH GUARANTOR MAY HAVE AGAINST BORROWER ARISING FROM A PAYMENT MADE BY SUCH GUARANTOR UNDER THIS GUARANTY AND AGREES NOT TO ASSERT OR TAKE ADVANTAGE OF ANY RIGHT TO PROCEED AGAINST BORROWER FOR REIMBURSEMENT.  IT IS EXPRESSLY UNDERSTOOD THAT THE WAIVERS AND AGREEMENTS OF GUARANTOR SET FORTH ABOVE CONSTITUTE ADDITIONAL AND CUMULATIVE BENEFITS GIVEN TO LENDER FOR ITS SECURITY AND AS AN INDUCEMENT FOR ITS EXTENSION OF CREDIT TO BORROWER.

12.  Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing and shall be deemed to have been properly given (a) if hand delivered, when delivered; (b) if mailed by United States Certified Mail (postage prepaid, return receipt requested, addressed as set forth below) three (3) Business Days after mailing; or (c) if by Federal Express or other reliable express courier service, on the next Business Day after delivered to such express courier service, addressed as set forth below:

If to Guarantor:
c/o The Taubman Company LLC
200 East Long Lake Road, Suite 300
Bloomfield Hills, Michigan 48304
Attention: Mr. Steven E. Eder
and
c/o The Taubman Company LLC
200 East Long Lake Road, Suite 300
Bloomfield Hills, Michigan 48304
Attention: Mr. Chris B. Heaphy
With a copy to:

Honigman Miller Schwartz and Cohn LLP
38500 Woodward Avenue, Suite 100
Bloomfield Hills, Michigan 48304
Attention: Martin L. Katz, Esq.

If to Agent or to Lender:
c/o Eurohypo AG, New York Branch
1114 Avenue of the Americas, 29th Floor
New York, New York 10036
Attention: Head of Portfolio Operations

and
Eurohypo AG, New York Branch
1114 Avenue of the Americas, 29th Floor
New York, New York 10036
Attention: Legal Director

and
Eurohypo AG, New York Branch
123 North Wacker Drive, Suite 2300
Chicago, Illinois 60606
Attention: Maureen Slentz
With a copy to:
Katten Muchin Rosenman LLP
525 West Monroe Street
Chicago, Illinois 60661-3693
Attention: Mark C. Simon, Esq.
or at such other address as the party to be served with notice may have furnished in writing to the party seeking or desiring to serve notice as a place for the service of notice.

13.  In order to induce Lender to make the Loan, Guarantor makes the following representations and warranties to Agent and to Lender set forth in this Section, as of the date hereof.  Guarantor acknowledges that but for the truth and accuracy of the matters covered by the following representations and warranties, Lender would not have agreed to make the Loan.

(a)  Guarantor is duly formed and validly existing under the laws of the state of its formation and has full power and authority to execute, deliver, and perform its covenants, agreements, and obligations under this Guaranty.  All necessary actions have been taken and all necessary consents and approvals received so that upon the execution and delivery to Agent by Guarantor of this Guaranty, the execution, delivery, and performance of this Guaranty will have been duly authorized.

(b)  Any and all balance sheets and financial statements, with respect to Guarantor which have heretofore been given to Agent in connection with the Loan by or on behalf of Guarantor fairly and accurately present the financial condition of Guarantor as of the respective dates thereof and there has been no Material Adverse Change with respect to Guarantor since the date of the latest statement delivered to Agent.

(c)  The execution, delivery, and performance by Guarantor of this Guaranty does not and will not contravene or conflict with (i) any law, order, rule, regulation, writ, injunction or decree now in effect of government, governmental instrumentality, or court having jurisdiction over Guarantor, (ii) any contractual restriction binding on or affecting Guarantor or Guarantor’s property or assets which is likely to substantially impair Guarantor’s ability to fulfill its obligations under this Guaranty, or (iii) the instruments creating any entity holding title to any assets included in Guarantor’s financial statements.

(d)  This Guaranty creates legal, valid, and binding obligations of Guarantor enforceable in accordance with its terms.

(e)  Except as disclosed in writing to Agent or to Lender, there is no action, proceeding, or investigation pending or, to the knowledge of any Guarantor, threatened against any Guarantor, which, if adversely determined, would substantially impair Guarantor’s ability to fulfill its obligations under this Guaranty.

(f)  There is no Event of Default under the Loan Agreement or any other Loan Document concerning Guarantor.

(g)  All statements set forth in the Recitals are true and correct.

Guarantor hereby agrees to indemnify and hold Agent and Lender free and harmless from and against all loss, cost, liability, damage, and expense, including attorney’s fees and costs, which Agent or Lender may sustain by reason of the material inaccuracy or material breach of any of the foregoing representations and warranties as of the date the foregoing representations and warranties are made.

14.  This Guaranty shall be binding upon the successors and assigns of Guarantor and shall inure to the benefit of Agent and Lender, and their respective successor and assigns.

15.  THIS GUARANTY WAS NEGOTIATED IN PART IN THE STATE OF NEW YORK, THE PROCEEDS OF THE LOAN WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS GUARANTY, THE NOTES AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT AS EXPRESSLY SET FORTH IN THE OTHER LOAN DOCUMENTS.  TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS GUARANTY, AND THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

16.  Guarantor shall furnish to Agent (and Agent shall promptly forward to each Lender) the financial statements of Guarantor that are required under the Loan Agreement.

17.  Any and all amounts required to be paid by Guarantor hereunder shall be paid to Agent in Dollars at such place as Agent may, from time to time, in writing appoint.

18.  Agent and Lender shall be entitled to honor any request for Loan proceeds made by Borrower and shall have no obligation to see to the proper disposition of such advances.  Guarantor agrees that its obligations hereunder shall not be released or affected by reason of any improper disposition by Borrower of such Loan proceeds.

19.  This Guaranty may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

20.  GUARANTOR, AGENT AND LENDER HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS GUARANTY AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

21.  Guarantor also agrees to indemnify and hold harmless Agent and Lender from and against any claim that any documentary or intangible tax is due and payable to the State of Florida in connection with the Loan or the execution, delivery or recording of the Loan Documents and to pay any such taxes (including penalties and interest) that may be found to be owing.  Borrower and/or Guarantor may contest any determination that any such taxes are due, but shall pay any such taxes (including penalties and interest) when legally required.  This paragraph shall survive repayment of the Loan.

22.  Notwithstanding anything to the contrary contained herein, no recourse under or upon any indebtedness, representation, warranty, promise or other matter whatsoever shall be had against any of the constituent partners (direct or indirect) of Guarantor or their successors or assigns (said constituent partners and their successors and assigns, for purposes of this Section, hereinafter referred to, individually and collectively, as the “TRG Partners”), and Agent and Lender expressly waive and release, on behalf of themselves and their respective successors and assigns, all right to assert any liability whatsoever hereunder against, or to satisfy any claim or obligation arising thereunder against, any of the TRG Partners or out of any assets of the TRG Partners, provided, however, that nothing in this Section shall be deemed to (1) release Guarantor from any personal liability pursuant to, or from any of its respective obligations hereunder, or from personal liability for its fraudulent actions or fraudulent omissions, (2) release any TRG Partner from personal liability for its or his own fraudulent actions or fraudulent omissions, (3) constitute a waiver of any obligation evidenced or secured by, or contained herein or affect in any way the validity or enforceability hereof or (4) limit the right of Agent to proceed against or realize upon any and all of the assets of Guarantor (notwithstanding the fact that the TRG Partners have an ownership interest in Guarantor and, thereby, an interest in the assets of Guarantor) or to name Guarantor (or, to the extent that the same are required by applicable law or are determined by a court to be necessary parties in connection with an action or suit against Guarantor or any of the TRG Partners) as a party defendant in, and to enforce against all or any part of the assets of Guarantor any judgment obtained with respect to, any action or suit hereunder so long as no judgment shall be taken (except to the extent taking a judgment is required by applicable law or determined by a court to be necessary to preserve Lender’s rights against Borrower, but not otherwise) or shall be enforced against the TRG Partners, their successors and assigns, or their assets.

23.  Guarantor agrees that so long as any of the Notes remain unpaid, or any other amount is owing by Borrower or Guarantor to Agent or Lender hereunder or under any other Loan Document, Guarantor shall not merge or consolidate with any person or entity (unless Guarantor is the surviving entity), or sell, assign, lease, or otherwise dispose of  (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be executed as of the date first written above.

Guarantor:

THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP

By:           /s/ Steven E. Eder
Name:      Steven E. Eder
Its:           Authorized Signatory

Accepted for purposes of
Agreeing to Section 20:

EUROHYPO AG,
NEW YORK BRANCH,
as Agent

By:/s/ David Sarner
Name: David Sarner
Title: Director

By:/s/ Stephen Cox
Name: Stephen Cox
Title: Director